Exhibit 99.1

Michael Moritz Will Not Seek Re-Election to Google’s Board of Directors

MOUNTAIN VIEW, Calif. – March 22, 2007 – Google Inc. (NASDAQ: GOOG) today announced that Michael Moritz has informed the company that he will not seek re-election to its board of directors at the 2007 stockholder meeting. Moritz, who has been a director since May 1999, said his decision will allow him to focus more time on his responsibilities as a general partner of Sequoia Capital.

“Mike’s many contributions to Google over the years as investor and director helped us immensely,” said Eric Schmidt, Google’s chief executive officer. “His insights, drive, and determination are part of Google today and will be so forever.”

“Larry and I both have valued Mike’s counsel and wisdom from Google’s earliest days,” added Sergey Brin, Google’s co-founder and president of technology. “We respect his decision to focus more of his energies on Sequoia, but will miss him. Sequoia provided crucial advice, funding and leadership to Google and we look forward to working with the entire set of distinguished partners at Sequoia in the future.”

“Larry and Sergey’s originality and the remarkable accomplishments of Eric and the Google management have generated substantial returns for Sequoia Capital’s limited partners - almost all of which are charities,” said Moritz. “I’m delighted to have played a role in these achievements and, along with my partners at Sequoia, look forward to identifying and supporting new businesses, in partnership with Google and others.”

Google will hold its annual election of directors at its stockholder meeting on May 10, 2007.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Contacts:
Jon Murchinson	Maria Shim
Corporate Communications	Investor Relations
650-253-4437	650-253-7663
jonm@google.com	marias@google.com